--------
 FORM 5
--------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Huemme                          Douglas                  W.
--------------------------------------------------------------------------------
     (Last)                          (First)              (Middle)

     1135 Laurelwood
--------------------------------------------------------------------------------
                                    (Street)

     Carmel                            IN                   46032
--------------------------------------------------------------------------------
     (City)                          (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________



================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.
                                     2A.                       4.                              Amount of      6.
                          2.         Deemed                    Securities Acquired (A) or      Securities     Ownership
                          Trans-     Execution    3.           Disposed of (D)                 Beneficially   Form:      7.
                          action     Date,        Transaction  (Instr. 3, 4 and 5)             Owned at end   (D)        Nature of
                          Date       if any       Code         -----------------------------   of Issuer's    Direct or  Indirect
1.                        ---------  ---------    (Instr. 8)                   (A)             Fiscal Year    (I)        Beneficial
Title of Security         (Month/    (Month/      ------------                 or              (Instr. 3      Indirect   Ownership
(Instr. 3)                Day/Year)  Day/Year)        Code         Amount      (D)    Price    and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one reporting person, See Instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        Form of
             Conver-                            5.                              7.                        deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            Deemed            Securities    Date              Securities        Price   ities     ity:     In-
             cise    3.       Execut-           Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   Trans-   ion      4.       or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      action   Date,    Trans-   of (D)        (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  Date     if Any   action   (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/  (Month/  Code     4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  Day/     Day/     (Instr.  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock        $7.55   4/30/01             A4      2,000          (2)    4/30/11  Common    2,000           2,000       D
Options                                                                         Stock
(Right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Stock       $17.27   4/30/02             A       4,000        4/30/03  4/30/12  Common    4,000           4,000       D
Options                                                                         Stock
(Right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.
(2) Presently exercisable.



    /s/ Ian G.H. Ashken                        February 13, 2003
    ------------------------------------       -----------------
    **Signature of Reporting Person            Date
    Ian G.H. Ashken, as Attorney-in-fact
    for Douglas W. Huemme


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).